Exhibit 5.1

January 16, 2007

RBS Global, Inc.

Rexnord LLC

4701 Greenfield Avenue

Milwaukee, WI 53214

Re:	Registration of 9 1/2% Senior Notes due 2014 and 11 3/4% Senior Subordinated Notes due 2016

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (such registration statement, as amended or supplemented, the “Registration Statement”) of RBS Global, Inc., a Delaware corporation (“RBS Global”), and Rexnord LLC (formerly known as Rexnord Corporation), a Delaware limited liability company (“Rexnord” and, together with RBS Global, the “Issuers”), in connection with the registration under the Securities Act of 1933, as amended, of (i) $485,000,000 in aggregate principal amount at maturity of the Issuers’ 9 1/2% Senior Notes due 2014 (the “9 1/2% Notes”), (ii) $300,000,000 in aggregate principal amount of the Issuers’ 11 3/4% Senior Subordinated Notes due 2016 (the “11 3/4% Notes”, and together with the 9 1/2% notes, the “Notes”) and (iii) the joint and several guarantees (the “Guarantees”) of the Notes by each of the entities listed on Schedule A attached hereto (collectively, the “Guarantors”).

We have acted as special counsel to the Issuers and each of the Guarantors, in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Upon the basis of the foregoing, we are of the opinion that the Notes and the Guarantees have been duly authorized by all necessary corporate action on the part of the Issuers and the Guarantors, as applicable, and are the legally valid and binding obligations of the Issuers and the Guarantors, as applicable, enforceable against the Issuers and the Guarantors in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

The law governed by this opinion is limited to the present federal law of the United States and the present law of the State of New York and the present Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ O’Melveny & Myers LLP

Schedule A

The Falk Service Corporation, a Delaware corporation

PT Components, Inc., a Delaware corporation

RBS Acquisition Corporation, a Delaware corporation

RBS China Holdings, L.L.C., a Delaware limited liability company

Rexnord Industries, LLC, a Delaware limited liability company

Rexnord International Inc., a Delaware corporation

W.M. Berg Inc., a Delaware corporation